Exhibit 10.5

RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS RESTATED EMPLOYMENT AGREEMENT is made and entered into on January 20, 2022 (the “Effective Date”), by and between Vascular Biogenetics Ltd. (the “Company”) and Prof. Dror Harats, Israeli I.D No.                       (the “Executive”). The Company and Executive shall be sometimes referred to each as a “Party” and collectively as the “Parties”).

WHEREAS,	the Parties have entered into an employment agreement dated January 15, 2001, as amended on December 26, 2001, January 9, 2003, December 31, 2006, March 13, 2008, September 16, 2008, April 29, 2013, May 19, 2016 and October 19, 2021 (collectively, the “Previous Agreement”) pursuant to which the Executive has been serving as the Company’s Chief Executive Officer; and

WHEREAS,	the Parties have decided to replace the Previous Agreement it in its entirety with this Restated Employment Agreement (the “Agreement”), such that this Agreement shall, commencing as of the Effective Date (defined below), replace any previous agreement, whether oral or written, between the Parties or anyone on their behalf in connection with the subject matter, including the Previous Agreement.

NOW, THEREFORE, in consideration of the mutual undertakings of the Parties, it is hereby agreed as follows:

1.	Duties and Responsibilities

1.1.	Commencing as of January 15, 2001 (the “Commencement Date”), Executive shall be employed by the Company as Chief Executive Officer (CEO) (the “Position”) and shall perform such duties and activities as are customarily performed by a CEO of a company and as shall be assigned to Executive from time to time by the Board of Directors of the Company (the “Supervising Officer”).

1.2.	Executive shall devote approximately on a 20% of a full-employment basis to the business and affairs of the Company and the performance of Executive’s duties hereunder. The Executive shall be permitted to continue his engagement at the Tel Hashomer, Sheba Hospital, for pay.

1.3.	The parties agree that nothing in the Agreement shall be constructed to bar the Executive from being engaged on other academic related activities that are not competitive with the business or technologies of the Company and its affiliates. See Section 5 below. The Executive agrees to notify the Company of any such engagement or activity, but no consent by the Company will be required for this activity or engagement.

1.4.	The Position, duties and responsibilities hereunder shall be in the nature of management duties that demand a special degree of personal loyalty and the terms of employment hereunder shall not permit application to this Agreement of the Law of Work Hours and Rest 5711-1951. Accordingly, the statutory limitations of such law shall not apply to this Agreement. The Executive shall not be entitled to additional compensation from the Company for working additional hours or working on any day of the week, as required by the Company.

1.5.	Executive’s liability towards the Company shall be that of an office holder under the Companies Law 5759-1999 and any other applicable law.

1.6.	Executive shall be employed at the Company’s facilities as shall be decided by the Board of Directors of the Company. Executive acknowledges and agrees that the performance of Executive’s duties may also require domestic and international travel, at the Company’s request and expense.

2.	Term and Termination

2.1.	This Agreement and the employer-employee relationship created hereunder shall remain in force and effect unless terminated under any of the following circumstances:

2.1.1.	Either Party may terminate this Agreement by providing the other Party with 9 months prior written notice (the “Notice Period”). During the Notice Period, Executive shall continue working and shall cooperate with the Company and use his best efforts to assist the integration of the person or persons who will assume Executive’s responsibilities, all as shall be requested by the Company at its sole discretion.

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Notwithstanding, the Company shall have the right, at any time during the Notice Period, to terminate the employment relationship immediately, in which case the Company shall pay Executive the Salary due for the remaining period of the Notice Period, and the benefits set forth in Sections 3.2 and 3.3 below.

2.1.2.	The Company may terminate this Agreement and the employer-employee relationship hereunder at any time, and without derogating from any other remedy to which the Company may be entitled, for Cause (as hereinafter defined), by providing Executive written notice thereof. In such event, this Agreement and the employer-employee relationship hereunder shall be deemed effectively terminated as of the date of delivery of such notice.

The term “Cause” will include matters such as: (i) a breach by Executive of any of the material terms or conditions of this Agreement; (ii) willful refusal to perform the lawful instructions of the Company’s Board of Directors pertaining to the Executive’s employment under this Agreement provided, however, that if such refusal to perform is susceptible to cure, the Executive shall not have cured such refusal within five days of having been given written notice thereof; (iii) Executive’s willful misconduct, or action of personal dishonesty, bad faith or breach of trust towards the Company or any of its subsidiaries or affiliates; (iv) conviction of any crime involving moral turpitude or dishonesty or the commission by Executive of a criminal offense, or fraud against the Company or any of its subsidiaries or affiliates; (v) any breach of the Executive’s fiduciary duties or duties of care to the Company or any of its subsidiaries or affiliates (except for conduct taken in good faith) (vi) any conduct (other than conduct in good faith) materially detrimental to the Company or any of its subsidiaries or affiliates; or (vii) circumstances that deny Executive to severance payment under any applicable law or under any judicial decision of a competent tribunal authority.

2.1.3.	The Executive may terminate this Agreement and the employer-employee relationship hereunder at any time, with immediate effect for Good Reason (as hereinafter defined), by providing the Company written notice thereof. In such event, this Agreement and the employer- employee relationship hereunder shall be deemed effectively terminated as of the date of delivery of such notice.

The term “Good Reason” shall mean (a) if the Company takes any of the following actions, and fails to cure same within fifteen (15) days of receipt of written notice from the Executive: (i) materially reduces the Executive’s overall compensation package (without Executive’s consent), provided that, any such reduction is not part of a Company policy pursuant to which the salary of all other senior officers of the Company is reduced in a comparable manner; or (ii) materially reduces, without the Executive’s prior written consent, the Executive’s duties, responsibilities or authority (but not title) relative to the Executive’s duties, responsibilities and authority immediately prior to such reduction; or (iii) materially breaches this Agreement; or (b) if the Executive resigns when such resignation is considered as a discharge or constructive dismissal which entitles him to severance payment under Section 11 of the Severance Payment law, 1963 – 5723.

2.2.	Upon the earlier of (a) the date of termination of the Notice Period; (b) the date of actual termination of employment, or (c) Company’s request, Executive shall return to the Company any and all Company equipment, property and documents in Executive’s possession or control.

2.3.	Any outstanding payment due by Executive to the Company in connection with Executive’s employment shall be repaid by Executive by the earlier of (a) the date of termination of the Notice Period or (b) the date of actual termination of employment for any reason other than for Cause (or in the event of termination for Cause, then immediately upon termination of employment). Notwithstanding, the Company may set-off any such outstanding amounts due to it against any payment due by the Company to Executive, subject to applicable law.

2.4.	If the Executive’s employment is terminated (i) not for cause or (ii) not due to the Executive’s termination of his employment with the Company unless such termination is for Good Reason, the Executive shall be entitled to a severance pay of 6 months’ Salary (Salary plus benefits) as well as all funds accrued for the Company as employer of the Executive in the Policy (as defined below). In addition, the Executive shall be entitled to payment of his Salary plus benefits earned up to the date of actual termination.

2.5.	The provisions of Sections 2.3, 4, 5, 6, 7 and 8.6 below and the provisions relating to the policies, will survive the after termination or expiration of this Agreement.

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3.	Salary and benefits

In full consideration for Executive’s employment hereunder, Executive shall be entitled to the following payments and benefits, effective as of the Commencement Date:

3.1.	Salary. The Executive shall be entitled to a gross monthly salary of NIS 20,000 (the “Salary”). The Salary may be adjusted from time to time according to government directives and other adjustments as may be required by applicable law. The Salary shall be payable monthly in arrears, in accordance with the Company’s usual practice, by the 9th day of the following calendar month, in accordance with the Company’s payroll practices.

3.2.	Manager’s Insurance; Pension Fund

3.2.1.	According to the Executive’s choice, the Company shall affect a Manager’s Insurance Policy or Pension Fund or a combination thereof, (the “Policy”) in the name of the Executive, and shall pay a sum of 8.33% of the Deducted Salary for severance pay. The Company shall deduct 6% from the Deducted Salary to be paid as benefits (Tagmulim) on behalf of the Executive towards such Policy. The Company’s contribution for the Policy shall be 6.5% of the Deducted Salary as employer’s share for benefits (Tagmulim). Such rates shall be adjusted as required by applicable law.

3.2.2.	In the event that the Executive shall elect to be insured in a Manager’s Insurance Policy or a provident fund which is not a Pension Fund - the Company’s contributions for benefits (Tagmulim) shall include payment for disability insurance in an amount which will ensure 75% of the Deducted Salary, provided however, that in any event the contributions of the Company for benefits shall be equal to at least 5% of the Deducted Salary, and the total cost of the Company for disability insurance and benefits shall not exceed 7.5% of the Deducted Salary. Such rates shall be adjusted as required by applicable law.

3.2.3.	The Parties hereby declare and agree that the pension arrangement in accordance with this clause constitutes a “beneficial arrangement” for the purpose of the Extension Order (Combined Version) for Mandatory Pension under the Collective Agreements Law, 5717-1957 (the “Pension Extension Order”), and the Company shall not be under any obligation to provide any pension arrangement as provided in the Pension Extension Order other than as provided in this Section.

3.2.4.	Without derogating from the generality of the aforesaid, all payments made by the Company to the Policy shall be in lieu of severance pay due to the Executive or his heirs from the Company, and the Company shall not have any additional or other obligations to pay the Executive severance payments, and the Executive hereby consents to this arrangement in accordance with Section 14 of the Severance Pay Law 5723-1963 and the “General Approval Regarding Payments by Employers to a Pension Fund and Insurance Fund in Lieu of Severance Pay”, a copy of which is attached to this Agreement as Exhibit A and executed by the Parties (the “General Approval”), and the provisions of the General Approval shall apply to the Executive and this Agreement.

3.2.5.	As of the date indicated herein, the General Approval has not yet been updated to reflect the percentages of contributions/deductions indicated above. In the event of discrepancy between the updated General Approval and the percentages stated herein, the updated General Approval shall prevail.

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3.2.6.	The Company hereby waives any entitlement and/or right for reimbursement with respect to the severance compensation and acknowledges, that upon termination of the Executive’s employment in the Company, including inter alia, in the event of the Executive’s resignation, the Company shall release the severance compensation and shall transfer the severance compensation to the Executive, except in the event that: (i) the Company has terminated the Executive’s employment due to circumstances under which his/her entitlement for severance payment is denied pursuant to Articles 16 or 17 of the Severance Law; or (ii) the Executive has already withdrawn funds from the Policy and not because of “Eiroa Mezake” according to Section 2(b) of the General Approval.

3.3.	Annual Recreation Allowance. Executive shall be entitled to annual recreation allowance (Dmei Havra’a) according to applicable law.

3.4.	Vacation.

3.4.1.	Executive shall be entitled to paid vacation days (the “Vacation Days”) of 20 working days per year (pro-rata for each calendar year), subject to Company’s policy, provided that Executive shall not be permitted to accrue more than twelve (12) days’ vacation in any given year. If not used during the specified period, the value of unused vacation time shall be paid to Executive within 90 days following each relevant period. Each leave shall be coordinated with adequate regard to the needs of the Company. Notwithstanding the foregoing, Company shall be entitled to set uniform dates for a vacation to all or part of its employees, as it deems fit.

3.4.2.	Executive shall be entitled to redeem any unused vacation days carried forward in accordance with this Sub-Section, upon the termination of employment in accordance with the terms set out in the Vacation Law and the Company’s policy, as may be updated from time to time. If the employment commences or terminates part way through any year, the Executive entitlement to vacation days during that year will be assessed on a pro-rata basis. Any amounts exceeding the maximum accumulation of days, shall be cancelled by the Company and shall not be paid to the Executive upon termination.

3.5.	Sick Leave. Executive shall be entitled to paid sick leave pursuant to applicable law, however sick pay shall be fully paid from the first day of Executive’s absence due to illness subject to the presentation of duly medical certificates. Accumulated sick leave cannot be redeemed at any time.

3.6.	Expenses.

3.6.1.	During the term of this Agreement, Company shall reimburse Executive for any expenses borne by Executive in performing the services for the Company, provided that any expense in excess of $500 shall be pre-approved by the Board of Directors of the Company. The expenses will be reimbursed at the end of each month based on submitted receipts.

3.6.2.	The Salary further includes any and all travel expenses payments to which Executive is entitled from the Company in connection with transportation to and from the workplace.

3.7.	Further Education Fund (“Keren Hishtalmut”)

The Company and the Executive shall maintain a further education fund in the name of the Executive. The Company shall contribute to such Fund an amount equal to 7.5% of the Salary, and the Executive shall contribute to such fund an amount equal to 2.5% of the Deducted Salary. Such contributions to be made in accordance with the relevant fund and tax rules. The Executive hereby instructs the Company to transfer to such fund the amount of the Company’s contribution and the Executive’s contribution from each monthly Salary payment.

3.8.	Company Car

The Company will provide the Executive with a company car for his use during the term of his employment with the Company. The Company will gross up the value of the car for tax purposes.

3.9.	Company Cell Phone

The Company shall provide the Executive with a cellular telephone and shall reimburse the Executive for costs relating to the Executive’s work use of cellular phone, incurred by the Executive in carrying out his duties and responsibilities under this Agreement, in accordance with the regular practices of the Company regarding the reimbursement of such expenses.

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3.10.	Except as set forth herein, Executive will bear any and all income and other taxes applicable to Executive in connection with amounts paid pursuant to this Section 3. The Company shall legally deduct and withhold income tax payments and other obligatory payments, such as social security and mandatory health insurance, from all of the payments which shall be paid to Executive hereunder and pursuant to applicable law, including all taxes imposed on any benefits granted to Executive and on any part of the benefits which exceeds maximum exemption(s) provided by law.

3.11.	It is hereby agreed that Executive’s determining pay for the purpose of the Insurance funds, Further Education Fund and severance pay is the Salary, and payments and/or benefits and/or bonuses and/or refunds that are not included in the pay, such as a vehicle, reimbursement of expenses and the like, if applicable, shall not be considered part of Executive’s pay for all respects and purposes (the “Deducted Salary”).

4.	Confidentiality; Proprietary Rights

4.1.	Confidentiality; Proprietary Information

The Executive represents and warrants that he will keep the terms and conditions of this Agreement strictly confidential and will not disclose it nor provide a copy of it or any part thereof to any third party unless and to the extent required by applicable law.

4.1.1.	The Executive acknowledges and agrees that he will have access to confidential and proprietary information concerning the business and financial activities of the Company, its parent company(ies) and their affiliates (together, and solely for the purpose of Sections 4, 5 and 6, the “Company”) and information and technology regarding the Company’s products, services, research and development including without limitation, the Company’s banking, investments, investors, properties, employees, marketing plans, customers, suppliers, trade secrets, inventions, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and test results, inventions, and products (actual or planned). Such information, whether documentary, written, oral or computer generated, shall be deemed to be and referred to as “Proprietary Information”.

4.1.2.	Proprietary Information shall exclude information that (i) was known to the Executive prior to his association with the Company and can be so proven; (ii) shall have have become a part of the public knowledge except as a result of a breach of this Agreement by the Executive; (iii) shall have been received by the Executive from a third party having no obligation to the Company; (iv) reflects general skills and experience gained during the Executive’s engagement by the Company; or (v) reflects information and data generally known within the industries in which the Company transacts business.

4.1.3.	The Executive agrees and declares that all Proprietary Information, patents and other rights in connection therewith shall be the sole property of the Company and its assigns. At all times, both during his engagement by the Company and after termination, the Executive will keep in confidence and trust all Proprietary Information, and the Executive will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary for the ordinary course of performing the Executive’s duties hereunder and in the best interests of the Company.

4.1.4.	The Executive recognizes that the Company received and will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Such information shall be deemed “Proprietary Information” for all purposes hereunder, and shall, without limitation of the foregoing, be returned to the Company upon termination of the Executive’s employment with the Company.

4.1.5.	The Executive’s undertakings in this Section 4 shall remain in full force and effect after termination of this Agreement or any renewal thereof.

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4.2.	Inventions

4.2.1.	The Executive understands that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that, as an essential part of his employment with the Company, the Executive is expected to make new contributions to, and create inventions of value for, the Company. The Executive agrees to share with the Company all the Executive’s knowledge and experience, provided however that the Executive shall not disclose to the Company, or use for the advancement of the business of the Company, any information which the Executive has any interest (“Prior Inventions”), nor any Work Product (as hereinafter defined) in which any third party has an interest, undertaken to third parties to keep confidential or in which third parties have any rights.

4.2.2.	Executive warrants and represents (i) to have carefully scrutinized the business of the Company as well as the various aspects, responsibilities, expectations and requirements entailed in the Position and his duties; and (ii) to have no interest to any Work Product of the Company nor anticipation of any use of Prior Inventions.

4.2.3.	Without derogating from the above, in any event that the Prior Inventions are incorporated by Executive into an Invention or utilized in performing the Duties, Company shall be granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable, worldwide license (with the right to grant and authorize sublicenses) to reproduce, utilize, commercialize, develop upon and exploit such Prior Invention, including, without limitation, in connection with the Prior Invention.

4.2.4.	The Executive acknowledges that all Work Product is “work made for hire”, will be the sole and exclusive property of the Company and the Executive will not have any right or title therein whatsoever.

“Work Product” shall include all inventions, improvements, designs, concepts, techniques, methods, systems, processes, know-how, customer lists, computer software programs, databases, materials, mask works and trade secrets, trade names and moral rights created, in whole or in part, by the Executive during the Executive’s employment with the Company, or developed using equipment, supplies, facilities or trade secrets of the Company, or resulted from work performed by or for the Company or related to the Company’s Business (which may be changed at the Company’s sole discretion), whether or not copyrightable or otherwise protectable according to law.

4.2.5.	To the extent not owned exclusively by the Company, the Executive hereby irrevocably transfers and assigns to the Company all the Executive’s right, title and interest now and hereafter acquired in and to all Work Product (and all proprietary rights with respect thereto) and, when not otherwise assignable herein, agrees to assign in the future to the Company, all the Executive’s right, title and interest in and to any and all such Work Product (and all proprietary rights with respect thereto), and further undertakes to execute all necessary documentation and take all further action as may be required in order to perform such assignment. The Executive will promptly disclose to the Company fully and in writing all Work Product authored, conceived or reduced to practice by the Executive, either alone or jointly with others.

4.2.6.	The Executive hereby forever waives and agrees never to assert any rights of paternity or integrity, any right to claim authorship of any Work Product, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to any Work Product, whether or not such would be prejudicial to his honor or reputation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, even after termination of the Executive’s work on behalf of the Company.

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4.2.7.	The Executive agrees to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, and other legal protections for the Company’s Work Product in any and all countries. The Executive will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. The Executive’s obligations under this Section 4.2.7 will continue beyond the termination of employment with the Company. The Executive hereby irrevocably appoints any of the Company’s officers as the Executive’s attorney-in-fact to execute documents on the Executive’s behalf for this purpose.

4.2.8.	Without limitation of any of the other provisions of this Agreement, Executive acknowledges and agrees that the Salary and other benefits to which Executive is entitled to receive from the Company by virtue of Executive’s employment with the Company constitute the sole and exclusive consideration to which the Executive is entitled, by virtue of any contract or law, including but not limited to the Israeli Patent Law 5727-1967 (the “Patent Law”), in respect of any and all Work Product, and Executive waives all past, present and future demands, contentions, allegations or other claims, of any kind, in respect thereof, including the right to receive any additional royalties, consideration or other payments. Without derogating from the aforesaid, Executive acknowledges and agrees that the level of the compensation and consideration to which Executive is entitled has been established based upon the aforementioned waiver of rights to receive any such additional royalties, consideration or other payment. The foregoing will apply to any “Service Inventions” as defined in the Patent Law and under no circumstances will Executive be deemed to have any proprietary right in any such Service Invention, notwithstanding the provision or non-provision of any notice of an invention and/or Company response to any such notice, under Section 132(b) of the Patent Law. This Agreement expressly intended to be an agreement with regard to the terms and conditions of consideration for Service Inventions in accordance with Section 134 of the Patent Law.

5.	Non-Competition; Non-Solicitation

5.1.	The Executive agrees and undertakes that he will not, for so long as this Agreement is in effect and for a period of twenty four (24) months thereafter (the “Non-Competition Period”), compete or assist others to compete with Company’s business as currently conducted and/or proposed to be conducted during the Non-Competition Period.

5.2.	The Executive further agrees and undertakes that for so long as this Agreement is in effect and for a period of twenty four (24) months thereafter (the “Non-Solicitation Period”), he will not: (i) employ, offer to employ, or in any way directly or indirectly solicit or seek to obtain or achieve the employment by any business or entity of any person employed by the Company, or (ii) solicit any business which is similar to the Company’s business from individuals or entities that are customers, suppliers or contractors of the Company.

5.3.	To avoid any doubt, the Executive may serve as an academic related consultant to, or an investor in, any entity or business in the medical or biotech industry not in competition with the Company or its affiliates, provided that adequate notice of the activity or investment is given to the Board of Directors of the Company. Also, the Executive may own securities of any corporation which is engaged in, or competes with the business of the Company and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such company, and provided further that he has no active role in the publicly owned and traded corporation as director, employee or otherwise.

5.4.	The Parties hereto agree that the duration and area for which the covenants set forth in this Section 5 are necessary to protect the legitimate interests of the Company and its business efforts and accordingly are reasonable, in terms of their geographical and temporal scope. If any of the terms contained in this Section 5 shall, for any reason, be held to be excessively broad with regard to time, geographic scope or activity, the term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law. A breach of Section 5 hereof, shall cause irreparable harm to the Company and that the Company shall be entitled to any remedy available to it under applicable law, including specific performance of this Agreement or an injunction relief, together with the costs and reasonable attorney’s fees and disbursements incurred by the Company in enforcing its rights under Section 5. The Executive acknowledges that the compensation and benefits he/she receives hereunder includes special consideration for the Executive’s undertakings contained in Section 5.

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6.	Company’s Property and Personal Information

6.1.	Company’s Property

6.1.1.	Company Property. As part of the Position the Company may provide Executive with different equipment such as cellular phone, computer or portable computer or other equipment as may be needed for the performance of the Position (the “Company Property”). Executive shall use the Company Property for his employment and reasonable personal use, if applicable. Executive acknowledges that the Company is the sole and only owner of the Company Property and its contents, including, any Proprietary Information which shall be subject to the terms of Section 4 above.

6.1.2.	Company Email. As part of the Position the Company shall provide Executive with a Company email address (the “Professional Mailbox”), which the Executive shall use solely in the framework of his Position and for performing his/her duties, in accordance with Company’s policies and instructions. The Executive confirms and acknowledges that the Professional Mailbox is provided to him for professional use and the Company may monitor the Professional Mailbox and/or any communications to and from the Company without prior notice, from time to time, and Executive hereby agrees that such actions shall not be regarded as an invasion of privacy.

6.1.3.	Executive shall take good care of the Company Property, shall use it carefully and in accordance with the Company’s instructions and policies and shall notify the Company immediately with respect to any damages or failures of the Company Property. Executive shall bear all expenses relating to any negligent use of the Company Property. Executive is strictly obligated to coordinate the installation and configuration of any programs on the computer provided by the Company, and must receive specific approval to install any hardware, software or files on the Company’s computer, including without limitation, the downloading of software and files from the internet and privately-owned disks.

6.1.4.	Executive shall return to the Company all Company Property, including without limitations, Company’s computer, Company’s phone and access to the Professional Mailbox, no later than the day of receipt of notice of termination of employment or within 7 days of the Company’s demand. Executive shall have no right for a lien, pledge, encumbrance and the like on the Company’s Property.

6.2.	Personal Information

6.2.1.	The Executive grants consent to the Company, its employees and consultants, wherever they may be located, to utilize and process the Personal Information (as such term is hereinafter defined), for purposes related to the Executive’s employment and this Agreement. The Executive is aware, understands and hereby consents that the Personal Information which shall be collected, will be kept in the Company’s database, held in Israel and/or abroad, and further consents that Personal Information, may, in whole or in part, be transferred, and further transferred, to databases owned by Company or any entity affiliated with the Company, or a third party retained by the Company for assisting in human resources administration, whether in Israel or abroad, and may be used by such entities for purposes of human resources management and administration. In addition, the Company may share personnel records as needed internally and with third parties in connection with purposes related to the Executive’s employment, audit and compliance activities and as reasonably required in connection with the internal operations of the Company and the Company’s business activities, including with respect to due-diligence requests of potential affiliates. Notwithstanding anything herein, all personnel records included in the Personal Information are considered confidential and access will be limited and restricted to individuals with a need to know or process basis, and solely to the extent required. By signing this Agreement, the Executive declares that he was given the opportunity to ask and request details regarding the Personal Information transfer, as aforesaid, and the Executive understood and accepted this Section. The Executive further acknowledges that he was made aware that he is entitled to contact the Company with any question or concern with respect to the Personal Information.

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“Personal Information” shall mean Executive’s personal information, including data collected by the Company, such as information regarding the Executive’s salary, social benefits, evaluation and training.

6.2.2.	Notwithstanding the above, the Executive confirms that he is aware and agrees that the Company may conduct audits and inspections at the Company’s offices, at employees work environment and in the Company’s computers, which were placed in favor of the Executive for conducting his Position and performing his duties, including e-mail messages and internet applications and their contents. It is hereby clarified and agreed that all materials and findings resulting from such audits and inspections shall be the sole property of the Company.

7.	Executive Representations and Warranties

Executive hereby represents and warrants to the Company as follows:

7.1.	Executive has the necessary skills, knowledge, ability, expertise and experience to fulfill his obligations hereunder, shall do so diligently, professionally and conscientiously, in furtherance of the Company’s best interests and shall comply with the regulations, policies and procedures of the Company.

7.2.	The execution and delivery of this Agreement and the fulfillment of the terms hereof will constitute the valid, binding and enforceable obligations of Executive and will not violate, conflict with or constitute a default under or breach of any agreement and/or undertaking and/or instrument, judgment or order to which the Executive is a party or by which he is bound, or any provision of law, rule or regulation applicable to the Executive, and do not require the consent of any person or entity. In the performance of Executive’s obligations hereunder, Executive will not make use of (i) any confidential or proprietary information belonging to any third party, or (ii) any information to which Executive is restricted from disclosing or using due to contractual undertakings or by law.

7.3.	Executive will not accept, whether during the term of this Agreement or at any time thereafter, directly or indirectly, any payment, benefit and/or other consideration, from any third party in connection with Executive’s employment with the Company, without the Company’s prior written authorization.

7.4.	Sexual Harassments. The Company disapproves of sexual harassments, and will not accept any violations of the Sexual Harassment Prevention Law 5758-1998 (the “Law”). Executive hereby confirms and acknowledges that the Law and the Company’s policies with respect to preventing sexual harassment have been brought to his attention.

8.	Miscellaneous

8.1.	The Company shall be entitled to set-off any amount owed to the Company by Executive under the terms and provisions of this Agreement from any amount owed by the Company to Executive under this Agreement or from any other source whatsoever.

8.2.	Preamble; Exhibits; Headings; Interpretation. The preamble to this Agreement, and the Exhibits attached hereto constitute an integral part hereof. Section headings are for reference and convenience purposes only and shall not in any way be used for the interpretation of this Agreement.

8.3.	Entire Agreement. The Parties confirm that this is a personal employment contract and that the relationship between them shall not be subject to any general or special collective employment agreement or any custom or practice of the Company in respect of any of its other employees or contractors. This Agreement, together with the Exhibits hereto, constitute the entire agreement between the Parties with respect to the subject matters hereof and thereof and supersede all prior agreements, understandings and arrangements, oral or written, between the Parties with respect to the subject matters hereof, including the Previous Agreement. It is clarified that Executive shall not be entitled to any payment, right or benefit which were not explicitly detailed in this Agreement.

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8.4.	Amendment; Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.5.	Successors and Assign; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns. Neither this Agreement or any of the Executive’s rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by Executive without the prior written consent of the Company, except by will or by the laws of descent and distribution. The Company may freely assign and/or transfer this Agreement and any of its rights, privileges, or obligations hereunder.

8.6.	Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Israel, without giving effect to the rules with respect to conflicts-of-law. Any dispute arising out of, or relating to this Agreement, its interpretation or performance hereunder shall be resolved exclusively by the competent court of the Tel Aviv-Jaffa district, and each of the parties hereby submits exclusively and irrevocably to the jurisdiction of such court.

8.7.	Severability. If any term or provision of this Agreement shall be declared invalid, illegal or unenforceable, then such term or provision shall be enforceable to the extent that a court shall deem it reasonable to enforce such term or provision and, if any such term or provision shall be held by any competent court to be unreasonable to enforce to any extent, such term or provision shall be severed and all remaining terms and provisions shall be unaffected and shall continue in full force and effect.

8.8.	Notices. Each notice or demand given by a Party pursuant to this Agreement shall be in writing and sent by registered mail or electronic mail to the other Party at the address provided by such Party, and such notice or demand shall be deemed given at the expiration of seven (7) days from the date of mailing by registered mail or immediately if delivered by hand or electronic mail.

8.9.	The parties agree that this Agreement and its exhibits constitute, among others, notification in accordance with the Notice to Employees (Employment Terms) Law, 2002.

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

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[Signature Page to Prof. Dror Harats Restated Employment Agreement]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as the date hereof:

Company:	Executive:

/s/ Marc Kozin	/s/ Dror Harats
Vascular Biogenetics Ltd	Signature

By:	Marc Kozin	Name of Executive:	Prof. Dror Harats

Title:	Chairman of the Board

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<u>EXHIBIT A</u>

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY	אישור כללי (נוסח משולב) בדבר תשלומי מעבידים לקרן פנסיה ולקופת ביטוח במקום פיצויי פיטורים לפי חוק פיצויי פיטורים, התשכ"ג – 1963
By virtue of my power under section 14 of the Severance Pay Law, 5723-1963 (hereinafter: the "**Law**"), I certify that payments made by an employer commencing from the date of the publication of this approval for his employee to a comprehensive pension benefit fund that is not an insurance fund within the meaning thereof in the Income Tax Rules for the Approval and Conduct of Benefit Funds) Regulations, 5724-1964 (hereinafter: the "**Pension Fund**") or to managers insurance including the possibility to receive annuity payment under an insurance fund as aforesaid (hereinafter: the "**Insurance Fund**"), including payments made by the employer by a combination of payments to a Pension Fund and an Insurance Fund (hereinafter: "**Employer's Payments**"), shall be made in lieu of the severance pay due to the said employee in respect of the salary from which the said payments were made and for the period they were paid (hereinafter: the "**Exempt Salary**"), provided that all the following conditions are fulfilled: (1) The Employer's Payments – (a) to the Pension Fund are not less than 14 1/3% of the Exempt Salary of 12% of the Exempt Salary if the employer pays, his employee's benefit in addition thereto payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee" name in an amount of 2 1/2 % of the Exempt Salary. In the event the employer has not paid the above 2 1/3% in addition to the said 12%, his payments shall be only in lieu of 72% of the employee's severance pay; (b) to the Insurance Fund are not less than one of the following: 13 1/3% of the Exempt Salary, if the employer pays for the employee in addition thereto also payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75% of the Exempt Salary or in an amount of 2 1/2% of the Exempt Salary, the lower of the two (hereinafter: "**Disability Insurance**"); 11% of the Exempt Salary, if the employer paid, in addition, a payment to the Disability Insurance, and in such case the Employer's Payments shall be only in lieu of 72% of the Employee's severance pay. In the event the employer has made payments in addition	בתוקף סמכותי לפי סעיף 14 לחוק פיצויי פיטורים, התשכ"ג – 1963 [1] (להלן - החוק), אני מאשר כי תשלומים ששילם מעביד החל ביום פרסומו של אישור זה, בעד עובדו לפנסיה מקיפה בקופת גמל לקיצבה שאינה קופת ביטוח כמשמעותה בתקנות מס הכנסה (כללים לאישור ולניהול קופות גמל), התשכ"ד - 1964[2](להלן - קרן פנסיה), או לביטוח מנהלים הכולל אפשרות לקיצבה או שילוב של תשלומים לתכנית קיצבה ולתוכנית שאינה לקיצבה בקופת ביטוח כאמור (להלן - קופת ביטוח), לרבות תשלומים ששילם תוך שילוב של תשלומים לקרן פנסיה ולקופת ביטוח, בין אם יש בקופת הביטוח תכנית לקיצבה ובין אם לאו (להלן - תשלומי המעביד), יבואו במקום פיצויי הפיטורים המגיעים לעובד האמור בגין השכר שממנו שולמו התשלומים האמורים ולתקופה ששולמו (להלן - השכר המופטר), ובלבד שנתקיימו כל אלה: תשלומי המעביד - (א) לקרן פנסיה אינם פחותים מ-% 14 3/1 מן השכר המופטר או 12% מן השכר המופטר אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של % 2 3/1 מן השכר המופטר. לא שילם המעביד בנוסף ל-12% גם % 2 3/1 כאמור, יבואו תשלומיו במקום 72% מפיצויי הפיטורים של העובד, בלבד; (ב) לקופת ביטוח אינם פחותים מאחד מאלה: (1) % 13 3/1 מן השכר המופטר, אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להבטחת הכנסה חודשית במקרה אבדן כושר עבודה, בתכנית שאישר הממונה על שוק ההון ביטוח והסכון במשרד האוצר, בשיעור הדרוש להבטחת 75% מן השכר המופטר לפחות או בשיעור של % ½ 2 מן השכר המופטר, לפי הנמוך מביניהם (להלן - תשלום לביטוח אבדן כושר עבודה); (2) 11% מן השכר המופטר, אם שילם המעביד בנוסף גם תשלום לביטוח אבדן כושר עבודה, ובמקרה זה יבואו תשלומי המעביד במקום 72% מפיצויי הפיטורים של העובד, בלבד; שילם המעביד בנוסף לאלה גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של % 2 3/1 מן השכר המופטר, יבואו תשלומי המעביד במקום 100% פיצויי הפיטורים של העובד. (2 לא יאוחר משלושה חודשים מתחילת ביצוע תשלומי המעביד נערך הסכם בכתב בין המעביד לבין העובד ובו: (א) הסכמת העובד להסדר לפי אישור זה בנוסח המפרט את תשלומי המעביד ואת קרן הפנסיה וקופת הביטוח, לפי העניין; בהסכם האמור ייכלל גם נוסחו של אישור זה; (ב)[3] ויתור המעביד מראש על כל זכות שיכולה להיות לו להחזר כספים מתוך תשלומיו, אלא אם כן נשללה זכות העובד לפיצויי פיטורים בפסק דין מכח סעיפים 16 או 17 לחוק ובמידה שנשללה או שהעובד משך כספים מקרן הפנסיה או מקופת הביטוח שלא בשל אירוע מזכה; לענין זה, "אירוע מזכה" - מות, נכות או פרישה בגיל ששים או יותר. (ג) אין באישור זה כדי לגרוע מזכותו של עובד לפיצויי פיטורים לפי החוק, הסכם קיבוצי, צו הרחבה או חוזה עבודה, בגין שכר שמעבר לשכר המופטר.

[1]

ס"ה התשכ"ג, עמ' 136

[2]ק"ת התשכ"ד, עמ' 1302

[3]תיקון: י"פ 4803, התש"ס (19.9.99)

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to the foregoing payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee's name in an amount of 2 1/3% of the Exempt Salary, the Employer's Payments shall replace 100% of the employee's severance pay. No later than three months from the commencement of the Employer's Payment, a written agreement was executed between the employer and the employee which included: the employee's consent to an arrangement pursuant to this Approval in a text specifying the Employer's Payments, the Pension Fund and Insurance Fund, as the case may be; the said agreement shall also include the text of this Approval;) an advance waiver by the employer of any right which he may have to refund of monies from its payments, except in cases in which the employee's right to severance pay was denied by a final judgment pursuant to section 17 to the Law and/or in cases in which, if such severance pay was denied, the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an entitling event; for these purposes "Entitling Event" means death, disability or retirement at or after the age of 60. (3) This Approval is not such as to derogate from the employee's right to severance pay pursuant to any law, collective agreement, extension order or employment agreement, in respect of salary over and above the Exempt Salary. 15th Sivan 5758 (9th June 1998).	אליהו ישי שר העבודה והרווחה

The English version is brought as a translation for convenience, but the binding version is the Hebrew one.

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